Exhibit (p)

February 19, 2014

Wildermuth Endowment Strategy Fund

11525 Park Woods Circle

Alpharetta, Georgia 30005

Re:        Subscription for Shares

To the Board of Trustees of the Wildermuth Endowment Strategy Fund:

The undersigned (the “Purchaser”), in consideration of the formation of Wildermuth Endowment Strategy Fund (the “Fund”), hereby subscribes for 50,000 shares of beneficial interest, par value $0.01 per share, of the Fund (the “Shares”) and agrees to pay $500,000 for the Shares ($10.00 per share).

This subscription will be payable and the Shares subscribed for in this letter will be issued prior to the effective date of the registration of the Shares under the Securities Act of 1933, as amended (the “Act”). The payment of this subscription will be in cash.

Purchaser agrees that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) the sale of the Shares to Purchaser is in reliance on the sale being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, reliance on such exemption is predicated on Purchaser’s representation, which Purchaser hereby confirms, that Purchaser is acquiring the Shares for investment and for Purchaser’s own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares. Purchaser hereby agrees that Purchaser will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or the Fund has received an opinion of counsel indicating that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal and shall be construed under the laws of the State of Delaware.

Please indicate your agreement and acceptance of this subscription by signing below.

WILDERMUTH ADVISORY, LLC

By: /s/Daniel Wildermuth______________

Name: Daniel Wildermuth

Title: President and Chief Executive Officer

Accepted and Agreed to on February 19, 2014

WILDERMUTH ENDOWMENT STRATEGY FUND

By: _/s/Carol Wildermuth_______________

Name: Carol Wildermuth

Title: Executive Vice President

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